SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

HomeStreet, Inc.

(Name of Registrant as Specified In Its Charter)

Roaring Blue Lion Capital Management, L.P.

Blue Lion Opportunity Master Fund, L.P.

BLOF II LP

Charles W. Griege, Jr.

Ronald K. Tanemura

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Blue Lion Receives Clearance from the Washington Department of Financial Institutions to Hold and Vote Proxies at HomeStreet’s 2019 Annual Meeting

Expresses Disappointment in HomeStreet’s Lack of Engagement with Dwight Capital LLC

Urges Shareholders to Vote the BLUE Proxy Card to Elect Mr. Charles W. Griege and Mr. Ronald K. Tanemura and FOR Blue Lion’s Proposal to Separate the Roles of Chairman and CEO

Dallas, Texas. June 4, 2019. Blue Lion Capital ("Blue Lion"), a Dallas-based investment firm, which beneficially owns approximately 6.5% of the outstanding shares of common stock of HomeStreet, Inc. ("HomeStreet" or the "Company") (NASDAQ: HMST), announced that the Washington Department of Financial Institutions (“DFI”) has issued a formal non-objection to Charles Griege, the Managing Partner of Blue Lion, holding proxies in excess of 24.9% for the purpose of voting the shares at HomeStreet’s annual meeting scheduled June 20, 2019. After reviewing the facts, the DFI was able to render its decision early (i.e., prior to the end of the 30-day statutory review period referenced in Blue Lion’s proxy statement), despite considerable opposition and lobbying by Mark Mason and others representing HomeStreet, including the making of what we believe to be objectively false statements and allegations regarding Mr. Griege and Blue Lion.

Mr. Griege commented, “We are pleased that the DFI has granted Blue Lion and all other HomeStreet shareholders the opportunity to vote for our nominees at HomeStreet’s upcoming annual meeting. If elected, our nominees look forward to representing all shareholders and intend to work constructively with the remaining members of the Board to improve the Company’s performance and strengthen its relationship with the community.”

Separately, Blue Lion expressed its disappointment in the Board’s lack of engagement with Dwight Capital. After the market closed yesterday, Dwight Capital issued a press release stating that HomeStreet’s Board had dismissed its indication of interest in acquiring the Company’s Fannie Mae DUS license and associated mortgage servicing rights. Rather than the Board fully engaging with Dwight Capital in an actual negotiation and offer process, HomeStreet apparently consulted with an advisor to determine that a “presumed purchase price” was not in the best interests of the Company or its shareholders.

Further, Dwight Capital stated that an actual offer, had they been given the opportunity to make one, would likely be “materially higher” than the $14 - $21 million “implied value” the Board received from its advisor for the Fannie Mae DUS license. Quoting from the Dwight Capital press release:

“It is a highly disappointing tactic for HomeStreet to set up a straw man offer price based on its advisers’ estimates, which HomeStreet is then declining and determining to be insufficient.”

To date, Mark Mason, HomeStreet’s Chairman and CEO, has publicly denied that the Company was aware of Dwight Capital’s interest in this business, despite a significant amount of communication between the two firms dating back to 2017. Now, the Board, despite what we believe to be a public fabrication by the Company’s Chairman and CEO and lacking a “real indication of value” from Dwight Capital, has determined that it is not in the best interest of shareholders.

Mr. Griege concluded, “As we have stated previously, we continue to be astounded by what we believe to be the inability of HomeStreet’s Board to perform its fiduciary duties in this regard. Blue Lion expects the Board to fully engage with Dwight Capital and communicate truthfully to shareholders the outcome of the discussions.”

Blue Lion has nominated two seasoned financial professionals to the Board of Directors at this year’s annual meeting and recommends shareholders vote the BLUE proxy card FOR the election of Charles W. Griege and Ronald Tanemura and FOR Blue Lion’s proposal to separate the roles of Chairman and CEO.

Blue Lion encourages its fellow shareholders to review its presentation materials (including new materials filed this morning), its proxy materials, and its shareholder letters, all of which are available at www.FixHMST.com.

Important Information

Roaring Blue Lion Capital Management, L.P., Blue Lion Opportunity Master Fund, L.P., BLOF II LP, Charles W. Griege, Jr. (collectively, "Blue Lion") and Ronald K. Tanemura (together with Blue Lion, the "Participants") have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from shareholders of HomeStreet, Inc. (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company's shareholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from the Participants' proxy solicitor, Morrow Sodali, LLC.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Blue Lion with the SEC on May 16, 2019. This document is available free of charge from the sources indicated above.

Shareholder Contact:

Morrow Sodali, LLC

Mike Verrechia / Bill Dooley

(800) 662-5200

BlueLion@MorrowSodali.com